Calculation of Filing Fee Tables
S-8
HASBRO, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.50 per value per share	Other	1,100,000	$ 64.08	$ 70,488,000.00	0.0001476	$ 10,404.03
Total Offering Amounts:						$ 70,488,000.00		$ 10,404.03
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,404.03
Offering Note
[1]	(a) The Amount Registered represents 1,100,000 additional shares of common stock, par value $0.50 per share, ("Common Stock"), of Hasbro, Inc. (the "Company") that may be issued pursuant to the Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan, as amended (the "Plan") (b) In Amount Registered, in pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock, dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of Common Stock. (c) In Proposed Maximum Offering Price Per Unit, the estimated is solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, the price per share is based on the average of the high and low prices per share of the Company's Common Stock as reported on the NASDAQ Global Select Market on July 29, 2024.